UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2005
Adams Respiratory Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51445 (Commission File Number)	75-2725552 (IRS Employer Identification No.)

425 Main Street, Chester, New Jersey (Address of Principal Executive Offices)	07930 (Zip Code)
(908) 879-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 23, 2005, Adams Respiratory Therapeutics, Inc. (the “Company”) established the Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan (the “Plan”). The Plan is generally effective as of March 1, 2006. Key terms of the Plan are described below.
     Eligibility. Employees eligible to participate in the Plan will be designated by the Company in its discretion; provided, however, that participants must be members of a select group of management or highly compensated employees of the Company, and its subsidiaries which have adopted the Plan. To date, the subsidiaries of the Company, Adams Respiratory Operations, Inc. and Adams Respiratory Products, Inc., have adopted the Plan. Among those employees who are eligible to participate are the executive officers of the Company named in the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on December 9, 2005.
     Participant Deferral Accounts. Each participating employee may elect to defer eligible compensation, including salary, bonus and commissions, and amounts deferred will be credited to each participant’s deferral account. Each participant’s account will be further divided into separate subaccounts, each of which will correspond to an investment alternative elected by the participant and will be adjusted to reflect the investment performance of the selected investment fund, including any appreciation or depreciation. A participant’s deferral account will be 100% vested at all time.
     Company Contribution Accounts. The Board of Directors of the Company presently has not authorized any Company contributions to the Plan. If in the future the Company wishes to make contributions to the Plan, such amounts would be credited to a separate Company contribution account, which would be further divided into separate subaccounts, each of which would correspond to an investment alternative elected by the participant. Company contribution accounts would vest pursuant to a schedule approved by the Company, except that in the event of a change of control of the Company, the Company contribution account would become 100% vested.
     Investment Elections. Each participant may elect one or more “investment alternatives” chosen by the Company for the purpose of crediting or debiting additional amounts to his or her account balance. The measurement funds are used to track “phantom” investment returns only, and participants will not be considered to be actual investors in such funds. The Company may eliminate or add new investment alternatives from time to time.
     Distributions under the Plan. The Company generally will distribute the balance of a participant’s accounts under the Plan in a lump sum following termination of the participant’s employment. Alternatively, a participant may elect to receive distribution in a lump sum or in annual installments over a period of two to fifteen years during the term of employment or in the event of retirement or disability. Distributions for specified employees will be delayed for six months following separation from service in certain circumstances in order to comply with U.S. tax laws. A participant may also elect to receive a distribution in a lump sum as soon as feasible following a change of control of the Company. In the event of an unforeseeable emergency, a participant may request the immediate distribution of amounts in his or her participant deferral accounts, subject to certain conditions set forth in the Plan and U.S. tax laws. All distributions will be paid in cash.
     Participant Status. The obligation to pay the vested balance of each participant’s account will at all times be an unfunded and unsecured obligation of the Company. Benefits under the Plan are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The

Company will establish a grantor trust for the purpose of informally funding the Plan, but participants will not have any interest in any particular assets of the Company or the trust by reason of any obligation created under the Plan. Participants may designate beneficiaries under the terms of the Plan.
     The obligations of the Company and its participating subsidiaries to pay the deferred compensation to the participants are registered on Form S-8 registration statement, filed with the Securities Exchange Commission on December 23, 2005. The Plan is an exhibit to such registration statement.
     Termination and Amendment of the Plan. The Plan may be terminated or amended at any time. Upon termination of the Plan, vested account balances will be paid to participants within 30 days following the date of the Plan’s termination. Termination or amendment of the Plan may not reduce any amounts allocated to a participant’s accounts.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ Walter E. Riehemann
Walter E. Riehemann
Executive Vice President, Chief Legal and Compliance Officer and Secretary

Dated: December 30, 2005